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                                                                   Exhibit 10.43


                        VALUE ADDED RESELLER AGREEMENT


This Agreement is made as of the 13th day of April, 1998 (the "Effective Date") by and between QAD Inc., 6450 Via Real, Carpinteria, CA 93013 ("QAD") and Paragon Management Systems, Inc., 5933 West Century Blvd., 12th Floor, Los Angeles, CA 90045 ("Paragon").

Paragon Management Systems and QAD Inc. agree as follows:

Article 1  Rights and Obligations

1.1 Paragon hereby grants to QAD, and QAD hereby accepts from Paragon, a non-exclusive, world-wide, transferable right to copy (when sublicensed to distributors), modify, market, use, license, sublicense and distribute Paragon Applications software as a QAD product to Licensee's of QAD MFG/PRO Software and On/Q Software.

1.2 Paragon shall provide QAD copies of the latest Paragon Applications software and all future releases, updates and enhancements of Paragon Applications software throughout the term of this Agreement and for a period of one (1) year after termination of this Agreement. New releases of Paragon Applications shall be provided to QAD at each stage of development including, but not limited to alpha, beta and general release.

1.3 Paragon shall create/maintain an Application Program Interface ("API") between Paragon Applications and QAD MFG/PRO Software and On/Q Software required for integration of Paragon Applications to MFG/PRO Software and On/Q Software. New versions of Paragon's API shall be concurrent with new releases of MFG/PRO Software and On/Q Software.

1.4 The API between Paragon Applications and MFG/PRO Software and On/Q Software consists of Paragon owned ERP API and QAD owned MFG/PRO Software and On/Q Software specific interface program ("Specific Interface Program"). QAD shall own the Specific Interface Program.

1.5 During the term of this Agreement, Paragon shall provide QAD ninety (90) days advance written notice before entering into a business arrangement to license Paragon Applications to a QAD competitor, including, but not limited to SAP, Baan, SSA or JD Edwards. QAD shall provide ninety (90) days advance written notice before entering into an agreement to provide a competitive application of Paragon Applications including, but not limited to, i2, Manugistics, Red Pepper, etc..

1.6 QAD and Paragon agree to enter into a mutually acceptable contract modification or a separate agreement to cover development of the API between Paragon Applications and MFG/PRO Software and On/Q Software. QAD and Paragon shall endeavor to complete negotiation of this modification/separate agreement within forty-five (45) days of the date of execution of this Agreement. The terms of such agreement shall, include, but not be limited to technical details of the interface, development milestones, ownership, warranties,

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     indemnities, support, quality, etc. In the event the parties are unable to reach agreement on this modification/separate agreement either party may terminate this Agreement without further liability.


Article 2  Prices, Discounts and Payment Terms


2.1 QAD shall pay Paragon a royalty calculated as a percentage of the net sales price received by QAD for Paragon Applications licensed by QAD and/or its distributors and partners. The royalty percentages are listed in the Royalty Schedule attached hereto as Schedule 1. QAD shall have the right to discount the Paragon list price up to twenty-five percent (25%). Discounts in excess of twenty five percent (25%) shall be mutually agreed upon by the parties.

2.2 QAD shall pay Paragon, a one time payment of $500,000 consisting of the following: (1) $250,000 to compensate Paragon for the integration of Paragon's Applications to the MFG/PRO Software and the On/Q Software; and
     (2) $250,000 shall be an initial prepaid royalty payment. The effective schedule of the payments are listed below:

     a. $250,000 upon QAD receipt and acceptance of Paragon Applications and support materials with all references to Paragon and Paragon Applications changed to QAD and On/Q Planning and Optimization. These changes will include but are not limited to all references found in menus, help, documentation, training materials, marketing materials, etc. and shall be made within thirty (30) days of execution of this Agreement. All future releases to QAD shall follow this format.
     b. $150,000 upon QAD receipt and acceptance of the API within ninety (90) days of execution of this Agreement.
     c. $25,000 upon QAD receipt and acceptance of Paragon's eighteen (18) month road map for Paragon's Demand Planning application products, including Paragon's internal development as well as all products which Paragon may sublicense from third parties This milestone shall be completed within ninety (90) days of execution of this Agreement.
     d. $75,000 upon QAD receipt and acceptance of Paragon's development plan* detailing QAD's additional functionality requirements for Paragon Applications software for the following QAD verticals:
              1.   CPG/Food and beverage
              2.   Automotive
              3.   Electronic/Industrial
              4.   Medical
          QAD and Paragon shall jointly define the specific vertical market requirements within ninety (90) days following execution of this Agreement.

          *This plan shall be submitted to QAD not later than one hundred and eighty (180) days following execution of this Agreement.

2.3 Paragon Applications pricing for MFG/PRO Software and On/Q Software shall be consistent with the level of pricing established for Paragon Applications as set by Paragon; however, such pricing shall be consistent with QAD product pricing guidelines.

2.4 QAD and Paragon shall review prices on an annual basis. Prices shall not change more than one (1) time per year unless approved in writing by QAD and

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     Paragon. Any change to the price for Paragon Applications shall not affect outstanding offers by QAD or QAD distributors and partners which result in an order within one hundred-twenty (120) days of the date of the original offer.

2.5 Payments to Paragon shall be made quarterly and shall be net thirty (30) days from the date following the quarter end and such payments shall be for licenses granted in the previous quarter.


Article 3  Sales, Marketing and Order Administration


3.1 Demonstration and evaluation licenses shall be available to QAD on an as required basis at no cost to QAD, QAD distributors or partners and to prospective licensees of MFG/PRO Software or On/Q Software ("End Users"). For the purpose of this section a demonstration license shall be a standard license which may be limited in application or use; and an evaluation license shall be a standard license which has the same functionality as a regular copy of the software.

3.2 QAD may offer Paragon Applications to any End User or site to which QAD, a QAD distributor or partner has licensed MFG/PRO Software or On/Q Software. Paragon may license Paragon Applications into any site that is not a QAD MFG/PRO Software and/or On/Q Software site. On an annual basis, QAD and Paragon shall review the activity in QAD MFG/PRO and On/Q sites surrounding Paragon Applications. If QAD does not meet the mutually agreed upon revenue plan, Paragon shall have access into QAD MFG/PRO and On/Q sites.

3.3 Sites not currently using MFG/PRO Software or On/Q Software may be offered Paragon Applications if such site has expressed a desire to purchase either MFG/PRO Software or On/Q Software. Such sites must intend to purchase MFG/PRO Software or On/Q Software within one (1) year of receipt of QAD's offer to purchase such software in conjunction with Paragon Applications.

3.4 Paragon reserves the right to license Paragon Applications to any site not intending to license MFG/PRO Software or On/Q Software at the time of first contact by Paragon.

3.5 Generally, QAD shall not utilize Paragon personnel in its selling cycle except in conjunction with the licensing of Paragon.. In the event Paragon personnel, in addition to those assigned in section 4.1, are needed in the selling cycle QAD shall pay reasonable time and expenses subject to approval by QAD's Director of Sales or his or her designee.

3.6 On a quarterly basis, QAD shall report the number of Paragon Applications licenses issued and detail the funnel for global sales activity related to Paragon Applications, including the company name, location and projected revenue. The funnel information shall be used by Paragon for planning purposes only.

3.7 Annually, QAD shall update the revenue plan for Paragon Applications based on QAD's current revenue projections through the end of the then current contract term. The revenue plan shall be determined by good faith negotiation of both parties at the beginning of each calendar year.


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3.8  All license agreements with End Users shall be based upon QAD standard software license terms and conditions. Paragon shall have an opportunity to review QAD's form of license agreement and any changes made thereto by QAD during the term of this Agreement.

3.9 Any public announcements, media releases, or public disclosure for general distribution (including, but not limited to, promotional or marketing material) by either party, or by their employees or agents, relating to this Agreement or its subject matter shall be coordinated with and approved in writing by the other party prior to its release.

3.10 Paragon shall in electronic format make available to QAD, and QAD distributors and partners, advertising literature relating to Paragon Applications which Paragon has prepared or may in the future prepare, and marketing materials to be used by QAD in performing its rights under this Agreement. QAD shall have the right to determine the use of such literature as it deems appropriate. QAD may employ any marketing collateral provided by Paragon, and any portion thereof, in its marketing activity or material QAD chooses to develop, including any translation or modification of the Paragon marketing material.

Article 4  Training and Support


4.1  During the first full year of this Agreement, Paragon shall dedicate one
     (1) full time pre-sales support person to QAD to provide sales training to QAD personnel.

4.2 During the term of this Agreement, Paragon shall dedicate the following personnel resources to support of QAD's licensing Paragon Applications: an Alliance Product Manager, Response Center Consultants and R&D Interface Programmers. QAD shall designate an Alliance Product Manager and shall provide sufficient resource to facilitate its obligations under this Agreement.

4.3 Paragon shall offer training for the Paragon Applications in the form of one (1) "Train the Trainer" session for QAD personnel at a QAD location, at a reasonable time as QAD may elect. QAD shall bear its own out of pocket expenses for travel, meals and lodging in attending such training session. Within thirty (30) days of each major release of Paragon Applications, Paragon shall offer to provide one (1) free training session to "Train the Trainer" for QAD personnel or its designated partner. Pricing for additional training sessions shall be eighty per cent (80%) of Paragon list training price and may include QAD personnel, QAD distributors, partners and End Users.

4.4 QAD shall provide worldwide support to all QAD customers utilizing MFG/PRO Software or On/Q Software in conjunction with Paragon Applications. QAD shall provide level 1 and level 2 support; however, during the first twelve
     (12) months of this Agreement, Paragon and QAD shall create a support plan utilizing QAD and Paragon support personnel. Following sufficient training from Paragon and the initial twelve (12) month term of this Agreement, QAD shall support Paragon Applications for level 1 and level 2 and Paragon shall be responsible for level 3 support.


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     a.  Level 1 support: receive and log support calls from partners and End
     Users.

     b. Level 2 support: research the reported problem and provide an appropriate remedy for such problem if QAD is able to determine one.

     c. Level 3 support: research problems with Paragon Applications which QAD is unable to remedy and provide an appropriate remedy to all reported errors in the Paragon Applications. Paragon shall have the following goals:

          Severity 1: Within 24 hours, notify QAD of receipt of the error report, identify the nature of the problem and provide a commitment date by which the issue shall be remedied.
          Severity 2: Within one (1) week, notify QAD of receipt of the error report, identify the nature of the problem and provide a commitment date by which the issue shall be remedied.
          Severity 3: Within two (2) weeks, notify QAD of receipt of the error report, identify the nature of the problem and provide a commitment date by which the issue shall be remedied.

Article 5  Term and Termination

5.1 This Agreement shall remain in force for four (4) years from the effective date unless terminated by either party in accordance with this Section 5. The parties shall have the option to extend the term of this Agreement at the end of the this four (4) year period for an additional two (2) years upon mutual agreement of both parties by providing written notice of such intention at least ninety (90) days prior to the expiration of the initial four (4) year term.

5.2 Either party may terminate this Agreement upon thirty (30) days notice in writing to the other party if the other party has breached a material provision of this Agreement. The party breaching a material provision of this Agreement shall have thirty (30) days to cure the breach, in which case the notifying party shall withdraw its notice of termination. In the event that the breach is not capable of being remedied within the thirty
     (30) day period to cure, the party in breach shall receive a reasonable extension of the cure period, not to exceed thirty (30) days.

5.3 A party may terminate this Agreement immediately by written notice to the other party if the other party enters into liquidation, whether voluntary or compulsory, or enters into a settlement with its creditors or applies for suspension of payment or admits its inability to pay its debts when due or is declared bankrupt or takes or suffers any similar action in consequence of debt.

5.4 Either party may terminate the Agreement immediately by notice in writing in the event the other party sells or disposes of substantially all its assets or in the event that the control, management or ownership of the other party's business passes into other hands other than those now exercising or entitled to the same, either voluntarily or by law.

5.5 In the event of a pending acquisition of Paragon or investment into Paragon of more than twenty percent (20%) of Paragon's market value, Paragon shall

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     immediately notify QAD. Paragon agrees to notify QAD of Paragon's intention to be acquired by a competitor of QAD ninety (90) days prior to such acquisition. QAD agrees to notify Paragon of QAD's intention to be acquired by a competitor of Paragon ninety (90) days prior to such acquisition. In the event QAD is purchased by a direct competitor of Paragon, Paragon may terminate this Agreement upon written notice to QAD.

5.6 Should controlling interest in Paragon be acquired by a third party during the term of this Agreement, QAD shall have the right to continue to license Paragon Applications and receive all new release of Paragon Applications for a period of one (1) year following termination of this Agreement.

Article 6  Warranties, Indemnities and Limitation of Liability


6.1 Paragon shall defend, indemnify and hold harmless QAD against all costs (including reasonable attorneys fees arising from a claim that Paragon Applications furnished and used within the scope of this Agreement infringe a copyright or patent, trade secret, or other intellectual property right, provided that: (i) QAD notifies Paragon in writing within thirty (30) days of the claim; (ii) Paragon has control of the defense and all related settlement negotiations; and (iii) QAD provides Paragon with the assistance, information, and authority necessary to perform the above. Reasonable out-of-pocked expenses incurred by QAD in providing such assistance shall be reimbursed by Paragon.

     a.  Paragon shall have no liability for any claim of infringement based on:
         (i) use of a superseded or altered release of Paragon Applications if such infringement would have been avoided by the use of a current unaltered release of Paragon Applications that Paragon provides to QAD; or (ii) the combination, operation, or use of Paragon Applications furnished under this Agreement with programs or data not furnished by Paragon if such infringement would have been avoided by the use of Paragon Applications without such programs or data.

     b. In the event Paragon Applications is held or are believed by Paragon to infringe, Paragon shall have the option, at its expense, to: (i) modify Paragon Applications to be noninfringing; (ii) obtain for QAD a license to continue using Paragon Applications; or (iii) substitute Paragon Applications with other software reasonably suitable to QAD.

6.2 QAD warrants that, to the knowledge of QAD, it has the right to grant all the rights to Paragon as specified in the Agreement. In no event shall QAD be liable for any loss, damage or expense whatsoever including, without limitation, time, money or goodwill arising from, or in connection with, the use or inability to use the MFG/PRO Software or On/Q Software.

6.3 THE ABOVE WARRANTY IS THE ONLY WARRANTY MADE BY QAD CONCERNING THE OBLIGATIONS OF QAD UNDER THIS AGREEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NO OTHER WARRANTY IS MADE HEREUNDER BY QAD AND ALL OTHER CONDITIONS, WARRANTIES, AND REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, ARE EXCLUDED, INCLUDING, BUT NOT LIMITED TO, CONDITIONS OR WARRRANTIES RELATING TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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6.4  Paragon warrants that Paragon Applications will be free of material defects and will perform the functions described in the associated documentation when operated on the specified platform for a period of one (1) year from the date of shipment of Paragon Applications to an End User.

6.5 Paragon warrants all media delivered to QAD to be free of defects in materials and workmanship under normal use for ninety (90) days from the receipt. Paragon warrants that its technical support, consulting, training and other services will be of a professional quality confirming to generally accepted industry standards and practices. This warranty shall be valid for ninety (90) days from completion of service. For any breach of the above warranty, Paragon shall: (i) repeat the service; or (ii) if Paragon is unable to perform the services as warranted, QAD shall recover reasonable direct costs incurred associated with such deficient services.

6.6 THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.7 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOSS OF PROFITS, REVENUE OR PRODUCT USE, OR LOSS OR INACCURACY OF DATA, AND IN NO EVENT, SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES INCURRED BY EITHER PARTY OR ANY THIRD PARTY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     Article 7  Confidentiality

7.1 It is recognized that each party under this Agreement, as well as the End Users, may make available to the other party confidential information. Confidential information may include in any form, but is not limited to, processes, formulae, specifications, programs, instructions, source code for operating system-dependent routines, technical know-how, methods and procedures of operation, benchmark test results, business or technical plans and proposals.

     It is agreed that confidential information received by a party under this Agreement shall:

     a.  be kept confidential by the receiving party;
     b. be treated by the receiving party in the same way as it treats confidential information generated by itself;
     c. not be used by the receiving party otherwise than in connection with the implementation of this Agreement; and
     d. be divulged to the receiving party's personnel, or End User's personnel, only if they have need to know and have undertaken to keep confidential information secret.

     Each party agrees to use all reasonable steps to ensure that confidential information received under this Agreement is not disclosed by its employees or agents in violation of this Article.

7.2 The commitments pursuant to provision 7.1 shall continue during the term of this Agreement and survive the termination of this Agreement for five (5) years.

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     These commitments shall cease if, but only to the extent that, confidential information:

     a. Is or becomes generally known or available to the public at large through no act or omission of the receiving party; or

     b. Can be demonstrated to be available lawfully to the receiving party prior to the disclosure or has thereafter been furnished to the receiving party without restrictions as to disclosure or use; or

     c. Can be demonstrated to be independently developed by the receiving party without use of any confidential information received under this Agreement.

     Each party may disclose confidential information to any of its associated companies on condition that such associated companies shall be bound by the same commitments undertaken under this Article 7.

7.3 QAD considers MFG/PRO Software and On/Q Software and the API to such software to be a trade secret. QAD does not disclose such information to QAD competitors or potential competitors. Paragon shall not use design, code or documentation gained by access to the MFG/PRO Software or On/Q Software for purposes other than those contemplated under this Agreement and without the prior written consent of QAD.

7.4 Paragon considers Paragon Applications and the API to such software to be a trade secret. Paragon does not disclose such information to Paragon competitors or potential competitors. QAD shall not use design, code or documentation gained by access to the Paragon Applications for purposes other than those contemplated under this Agreement and without the prior written consent of Paragon.

Article 8  General Provisions

8.1  Law.  This Agreement shall be construed, interpreted, and applied in
     ---
     accordance with the laws of the State of California, USA, without regard to that body of law known as conflict of laws and without reference to the 1980 United Nations Convention on Contracts for the Sale of Goods and any amendments thereto. Any dispute arising between the parties shall be settled by arbitration under the rules of the American Arbitration Association in the city of Los Angeles, CA before a single arbitrator selected under those rules.

8.2  Force Majeure.  A party shall be excused for failures and delays in
     -------------
     performance of its obligations under this Agreement caused by war, riots, or insurrections, laws and regulations, strikes, floods, fires, explosions or other catastrophes beyond the control of such party but excluding the financial well being of that party. Such party shall use commercially reasonable efforts to avoid or remove such cause and such party shall continue performance hereunder promptly whenever such causes are removed. The party claiming force majeure shall give prompt written notice thereof to the other party. This Paragraph shall not apply to any obligation to pay money.

8.3  Taxes.  All payments under this Agreement (the" Payments") are exclusive of
     -----
     all federal, state, provincial and local sales, use excise, import or export, value added and similar taxes or duties (the "Taxes"). Each party required to make any Payment agrees to pay any Taxes incurred with respect to such

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     payment. Each party is responsible for payment of any net income taxes due on its own income resulting from Payments.

8.4  Assignment.  The Agreement may not be assigned by Paragon without the prior
     ----------
     written consent of QAD.

8.5  Enforcement.  The failure of either party to enforce any provision of the
     -----------
     Agreement shall not be construed to be a waiver of such provision or such party's right to thereafter enforce the same, and no waiver of any breach shall be construed as an agreement by such party to waive any subsequent breach of the same or other provisions.

8.6  Source Code Escrow.  Paragon shall deposit a copy of the latest version of
     ------------------
     the source code for Paragon Applications and the Paragon Applications API (including modifications thereto and new releases thereof) and all documentation required for the maintenance and modification of the source codes with an escrow agent agreed upon by Paragon and QAD.

8.7  Survival.  The provisions of  Article 6 entitled "Warranties, Indemnities
     --------
     and Limitation of Liability", Article 7 entitled "Confidentiality" and
     Article 8 entitled "General Provisions" shall survive the expiration or termination of this Agreement, as well as the termination or expiration of any license granted under this Agreement.

8.8  Entire Agreement.  This Agreement, including any schedules attached hereto,
     ----------------
     contain the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede any and all prior communications, representations, agreements, and/or undertakings, wither verbal or written, between the parties hereto in respect to the said subject matter. Any amendment or other modification of any of the terms and provisions hereof must be in writing and signed by duly authorized representatives of the parties hereto

The undersigned hereby agree that by causing their duly authorized representatives to sign this document, they become parties to said Agreement and agree to be bound by all terms, conditions and obligations contained therein effective as of the 13th day of April, 1998.

QAD Inc                                                                Paragon Management Systems, Inc.

-----------------------------------------------------        -------------------------------------------------
Signature                                                       Signature

-----------------------------------------------------        -------------------------------------------------
Name                                                            Name

-----------------------------------------------------        -------------------------------------------------
Title                                                           Title

-----------------------------------------------------        -------------------------------------------------
Date                                                            Date

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                                   Schedule 1

                                Royalty Schedule



Royalty Payment Allocation by Percentage of Net Sales Paid to QAD


                       Percentage of Net Price                                  Percentage of List Price
                           Received by QAD                                            Maintenance
---------------------------------------------------------------------------------------------------------------
                              45% year 1                                        (50% of QAD maintenance)
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                         35% year 2 & beyond                                    (50% of QAD maintenance)
---------------------------------------------------------------------------------------------------------------